EXHIBIT 99.1

M  A  C  K  -  C  A  L  I    R  E  A  L  T  Y    C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

Contact: Barry Lefkowitz	Virginia Sobol
Executive Vice President	Vice President, Marketing and
and Chief Financial Officer	Public Relations
(908) 272-8000	(908) 272-8000

MACK-CALI ISSUES $150 MILLION OF SENIOR UNSECURED NOTES

CRANFORD, NJ—April 5, 2005—Mack-Cali Realty Corporation (NYSE: CLI) announced today that its operating partnership, Mack-Cali Realty, L.P., has sold $150 million of five-year senior unsecured notes. The 5.05 percent notes are due April 15, 2010. The transaction is expected to settle on April 15, 2005.

The proceeds from the issuance of approximately $148.8 million will be applied to the repayment of outstanding borrowings under the Company’s unsecured credit facility and for general working capital.

Commenting on the transaction, Mitchell E. Hersh, president and chief executive officer, stated, “This issuance is a continuation of our successful financing strategy and further demonstrates the financial community’s confidence in Mack-Cali.”

Citigroup; Banc of America Securities LLC; and JPMorgan served as joint bookrunning managers on the issuance. The co-managers consisted of: Bear, Stearns & Co. Inc.; BNY Capital Markets, Inc.; Deutsche Bank Securities Inc.; Piper Jaffray; PNC Capital Markets, Inc.; Scotia Capital; SunTrust Robinson Humphrey; Wachovia Securities; and Wells Fargo Securities, LLC.

An offering of these securities will be made only by means of a prospectus.

Mack-Cali Realty Corporation is a fully-integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio. Mack-Cali currently owns or has interests in 270 properties, primarily office and office/flex buildings located in the Northeast, totaling approximately 30.4 million square feet. The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of approximately 2,100 tenants.

Additional information on Mack-Cali Realty Corporation is available on the Company’s Web site at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the headings “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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